Exhibit 10.35

SERVICES AGREEMENT

This agreement (the “Agreement”) is made as of the 1st day of October, 1999, between Primerica Life Insurance Company, having a place of business at 3120 Breckinridge Blvd., Duluth, Georgia, (the “Service Provider”), and Commercial Credit Insurance Services, Inc., having a place of business at 307 West 7th Street, Fort Worth, Texas (the “Customer”).

WHEREAS, the Service Provider has agreed to make available to the Customer, and the Customer wishes to receive, the services described herein;

THEREFORE, the parties agree as follows:

1.	Services to be Performed. The Service Provider shall perform the services described in Exhibit A (“the Services”) as an independent contractor on a non-exclusive basis, and, unless stated explicitly, nothing contained herein shall be deemed to create any partnership, joint venture or relationship of principal and agent between the parties hereto or any of their affiliates or subsidiaries, or to provide either party with any right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. Such Services shall be rendered in a professional manner and shall meet acceptable quality control, performance levels and standards as the parties may establish in writing and as Customer may authorize from time to time. Initial quality control, performance levels and standards shall be established within sixty (60) days from the date of this Agreement.

2.	Fees and Expenses. As compensation for the Services, the Customer shall pay to the Service Provider, or to such third party as the Service Provider may designate, the fees set forth in Exhibit B, which represent the fair value of the Services. Such fees shall be paid within thirty (30) days from receipt of an invoice. All invoices shall itemize the Services provided pursuant to this Agreement and the actual fee charged to the Customer for Services provided during the billing period. Customer shall have the right, during normal business hours, to inspect Service Provider’s books and records in order to verify the amount and calculation of such fees. Service Provider shall keep adequate records of its Services hereunder. Except as is otherwise specifically provided in this Agreement, each party shall pay its own respective costs and expenses in connection with this Agreement.

3.

Term and Termination. This Agreement shall commence on the date hereof and will continue in full force and effect for thirty six (36) months. This Agreement shall automatically renew for successive one year terms unless either party provides the other party with written notice of termination at least ninety (90) days in advance of the date on which the then current term is to expire. Each party shall remain responsible for its obligations with respect to actions and events prior to such termination. A party shall have the right to terminate this Agreement with immediate effect by written notice in the event that (i) a person owning more than fifty percent (50%) of the voting shares of the other party ceases to own more than fifty percent (50%) of the voting shares of the other party; (ii) the other party shall be wound up, go into liquidation, or for any other reason shall cease or threaten to cease to carry on its business or shall transfer its business; (iii) a decree or order by a court or governmental agency or authority shall be entered for the appointment of a conservator, receiver or liquidator for the other party in an insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceeding, or the other party shall consent to such appointment; or (iv) the other party shall commit any material breach of the terms of this Agreement or shall repeat or continue or fail to remedy any material breach, notwithstanding thirty (30) days’ written notice of such breach.

4.	Compliance with Laws. Each party hereto agrees that it shall comply with all applicable federal, state and local laws, ordinances, codes and regulations in the performance of its obligations or receipt of Services under this Agreement, including the procurement of permits and certificates where required. If at any time during the term of this Agreement, a party is informed or information comes to its attention that it is or may be in violation of any law, ordinance or code (or if it is so determined by any court, tribunal or other authority), that party shall immediately take all appropriate steps to remedy such violation and comply with such law, regulation, ordinance or code in all respects. Further, each party shall establish and maintain all proper records (particularly, but without limitation, accounting records) required by any law, code of practice or corporate policy applicable to it from time to time.

5.	Indemnification. Each party to this Agreement shall indemnify and hold harmless the other party and any of its directors, officers, employees and agents from and against any action or threatened action, suit or proceeding arising out of, or as a result of, the indemnifying party’s performance under this Agreement and against any and all claims, expenses, losses or damages (including reasonable attorneys’ fees that result from the action or inaction of the indemnifying party); provided, however, that in no event shall a party to this Agreement be obligated for any claims, expenses, losses or damages resulting from the negligent or willful acts or omissions of the other party, its agents, employees or subcontractors. A party seeking indemnification under this Agreement shall (i) give prompt written notice to the indemnifying party as to the existence of the indemnifiable event; (ii) provide such information, cooperation and assistance as may reasonably be necessary for the defense of such action or claim; and (iii) grant full authority to the indemnifying party to defend or settle such action or claim. A party seeking indemnification shall not compromise or settle any action or claim without the consent of the indemnifying party.

6.

Confidentiality. The Customer and the Service Provider agree that all information provided pursuant to this Agreement by each party to the other party is confidential and proprietary to the party providing the information and no party shall use any information provided by the other party for any purpose other than as permitted or required for performance under this Agreement. Each party agrees not to disclose or provide any information provided by the other party to any third party, with the exception of (i) any affiliate or subsidiary in which their employees are bound to retain the confidentiality of the information; (ii) employees who have a need to know in the course of performing Services pursuant to this Agreement, provided that such employees are bound to retain the confidentiality of the information; (iii) third party vendors as necessary for the Service Provider to provide Services to the Customer under this Agreement; and (iv) the Customer’s disclosure of data to its external auditors, without the express written consent of the other party, and each party agrees to take all reasonable measures, including, without limitation, measures taken by each party to safeguard its own confidential information to prevent any such disclosure by employees, agents or contractors. In no event shall the Customer divulge to any third party the contents in any invoices/charge documentation that it receives from the Service Provider without the written consent of the Service Provider, except as otherwise provided by law or regulation. Nothing provided herein shall prevent any party from disclosing information to the extent the information (i) is or hereafter becomes part of the public domain through no fault of that party; (ii) is rightfully received from or furnished to a third party by the owner without similar restriction of the third party’s rights; (iii) is independently developed by it; (iv) is disclosed pursuant to requirements of law; or (v) is already known to it. If either party hires another person to assist it in the performance of this Agreement, or assigns any portion of its rights or delegates any portion of its responsibilities or obligations under this Agreement to another person, the assigning or delegating party shall cause its assignee or delegate to be bound to retain the confidentiality of the information.

7.	Assignment. Neither party may assign any of its rights, obligations or responsibilities under this Agreement without the prior consent of the other (such consent not to be unreasonably withheld), except that either party may assign such obligations and responsibilities at any time to any of its subsidiaries or affiliates having reasonably adequate resources to perform the obligations and undertake the responsibilities under this Agreement. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and authorized assigns. Any assignment in breach of this section 7 shall be null and void.

8.	Corporate Authority; Further Assurances. Each party represents that it has taken all necessary corporate action to authorize the execution and consummation of this Agreement and will furnish the other party with satisfactory evidence of this upon request. Each party agrees to negotiate in good faith the execution of such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the effective execution of the transactions contemplated hereby.

9.	Notices. All notices and other communications under this Agreement shall be sent to the appropriate party at the following address:

Primerica Life Insurance Company

3120 Breckinridge Blvd.

Duluth, GA 30099

Attention: General Counsel

Fax Number: (770) 564-6216

Commercial Credit Insurance Services, Inc.

307 West 7th Street

Fort Worth, TX 76102

Attention: Howard Karr

Fax Number: (817) 348-7574

11.	Regulatory. Service Provider agrees that the Customer’s applicable regulators shall have the right to examine the servicing relationship between Service Provider and Customer pursuant to this Agreement, along with Service Provider’s records of the Services.

12.	Entire Agreement. This Agreement is the sole agreement between the parties with respect to the provision of the Services, and supersedes all prior oral or written agreements for the Services. This Agreement may be signed in counterparts, all of which taken together shall constitute one instrument. This Agreement may be amended only by the written agreement of the parties.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Georgia.

IN WITNESS WHEREOF, the Service Provider and the Customer have caused this Agreement to be executed as of the date first written above.

Customer:		Service Provider:

Commercial Credit Insurance Services, Inc.		Primerica Life Insurance Company

By:	/s/ Howard M. Karr	By:	/s/ David R. Wade
Name:	Howard M. Karr	Name:	David R. Wade
Title:	VP	Title:	CIO, EVP

EXHIBIT A

Service Provider shall prepare and print letters and inserts on behalf of Customer, using data that Customer sends to Service Provider from time-to-time via an NDM transmission and using paper provided by Customer.

Service Provider shall print letters that shall be in the form of a single duplex printed 8.5” x 14” page, the front side of which shall be printed with the variable data that Customer sends to Service Provider via NDM transmission, as well as with non-variable language to be provided by Customer, and the reverse side of which shall be printed with non-variable language to be provided by Customer.

Service Provider shall also prepare inserts for Customer using non-variable language provided by Customer.

Service Provider shall also provide Customer with envelopes and shall print envelope labels with variable language provided by Customer.

Service Provider shall deliver the envelopes, as well as the letters, inserts and envelope labels it prints to any third party mail service (“Mail Service”) within Gwinnett County, Georgia, that is specified by Customer.

Service Provider shall prepare, print and deliver the envelopes, letters and inserts to the Mail Service within twenty four (24) hours (or the next business day if twenty four (24) hours falls on a weekend or holiday) of receiving an NDM transmission on the mainframe of Service Provider.

EXHIBIT B

One Time Fees Payable Upon Agreement Execution:

Set-Up of Systems to Produce Customer’s Documents: $15,150

File Transfer and Application Development: $2,640

Recurring Fees:

Printed single duplex page: $.02/page for laser printing of variable data

Envelope labels: $.1742/sheet of labels printed

For orders of a quantity of 300,000 of a particular item (e.g., inserts) based upon 50,000 of that item per month:

•	Inserts $4,511

•	Envelopes $6,354

•	Letters (for printing of non-variable data) $8,488

Pricing will vary if Customer places an order for a quantity different from 300,000